INFRASONICS, INC.

		   1995 STOCK OPTION PLAN


     1. Purpose. The purpose of this plan (the "Plan") is to secure for INFRASONICS, INC., a California corporation (the "Company"), and its shareholders the benefits arising from capital stock ownership by employees, directors and consultants of the Company and its Parent Corporation or Subsidiary (as defined in Section 17 hereof), if any, who are expected to contribute to the Company's future growth and success. The Plan is intended to enable the Company to attract, retain and motivate recipients of options and to align their interests with those of the Company's shareholders.

     2.     TYPES OF AWARDS AND ADMINISTRATION.

	  a. TYPES OF AWARDS. Options granted pursuant to the Plan shall be as specified herein and authorized by action of the Board of Directors of the Company (or a Committee designated by the Board of Directors) and may be either incentive stock options ("Incentive Stock Options") meeting the requirements of Section 422A of the Internal
Revenue Code of 1986, as amended (the "Code") or non qualified stock options which are not intended to meet the requirements of Section 422A.

	  b.     ADMINISTRATION.  The Plan will be
administered by the Board of Directors of the Company, whose construction and interpretation of the terms and provisions of the Plan shall be final and conclusive. The Board of Directors may in its sole discretion, subject to the terms of this Plan, grant options to purchase shares of the Company's Common Stock and issue shares upon exercise of such options, as provided in the Plan. The Board shall have authority, subject to the express provisions of the Plan and all applicable securities laws, rules and regulations, to construe the respective option agreements and the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to determine the terms and provisions of the respective option agreements (which need not be identical), to advance the lapse of any waiting or installment periods and exercise dates, and to make all other determinations in the judgment of the Board of Directors necessary or desirable for the administration of the Plan. Notwithstanding anything herein to the contrary, the Board shall have no authority, discretion, or power to select the non-employee directors of the Company who will receive options under the Plan, to set the exercise price of the options granted under the Plan to Non-Employee Directors (as defined in Section 8), to determine the number of shares of
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common stock to be granted under option to Non-Employee
Directors or the time at which such options are to be granted to Non-Employee Directors, to establish the duration of option grants of Non-Employee Directors, or to alter any other terms or conditions specified in the Plan applicable to non-employee directors, except in the sense of administering the Plan subject to the provisions of the Plan. The Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any option agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. No director shall be liable for any action or determination made in good faith. The Board of Directors may, to the full extent permitted by law, delegate any or all of its powers under the Plan to a committee (the "Committee") appointed by the Board of Directors. Such Committee may further delegate to officers of the Company its authority with respect to the granting of options to persons who are not then officers of the Company. If the Committee is so appointed all references to the Board of Directors in the Plan shall mean and relate to such Committee and any officers to whom authority is granted pursuant to the preceding sentence.

	  c. INDEMNIFICATION. In addition to such other rights of indemnification as they may have as Directors or as members of the Committee, members of the Board of Directors and of the Committee shall be indemnified by the Company against reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any option (and/or related right) granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company), or paid by them in satisfaction of a judgment of any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for negligence or misconduct in his duties; provided that within sixty days after the institution of such action, suit or proceeding, such person shall offer the Company, in writing, the opportunity at its own expense, to handle and defend the same.

     3. ELIGIBILITY. Options shall be granted only to persons who are, at the time of grant, officers, full-time employees, directors or consultants of the Company or of any Parent Corporation or Subsidiary, if any. No person shall be granted any option under the Plan who, at the time such option is granted, owns, directly or indirectly, Common Stock of the Company possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any Parent Corporation or Subsidiary, unless the requirements of paragraph (b) of Section 11 are satisfied. Incentive Stock Options may be granted only to persons who are employees of the Company and any Subsidiaries. A person who has been granted an option may, if he or she is otherwise eligible, be granted additional options if the Board of Directors shall so determine. However, in no event may any person be granted options to purchase in excess of 100,000 shares in any fiscal year. Notwithstanding anything herein to the contrary, Non-Employee Directors shall only receive options pursuant to the non-discretionary grants provided for in Section 8. As a condition to the grant of an option under the Plan, each recipient of an option shall execute an option agreement, substantially in such form not inconsistent with the Plan as shall be specified by the Board of Directors at the time such option is granted.

     4. STOCK SUBJECT TO PLAN. Subject to adjustment as provided in Sections 13 and 14 below, the initial maximum number of shares of Common Stock of the Company which may be issued and sold under the Plan is Five Hundred Fifteen Thousand Nine Hundred (515,900) shares; which number shall be increased beginning June 30, 1996 at the end of each fiscal year by the Additional Amount (as defined below). Such shares may be authorized and unissued shares. If an option granted under the Plan shall expire or terminate for any reason without having been exercised in full, or should the Company reacquire any shares purchased pursuant to the Plan, the unpurchased or reacquired shares subject to such option shall again be available for subsequent option grants under the Plan. Stock issuable upon exercise of an option granted under the Plan may be subject to such restrictions on transfer, repurchase rights or other restrictions as shall be determined by the Board of Directors. The "Additional Amount" shall be the number of shares which when added to the number of shares previously authorized under the Plan results in the total number of shares authorized under the Plan equalling four and ninety-nine one-hundredths percent (4.99%) of the total number of shares of the Company outstanding at the end of the fiscal year. Incentive Stock Options may not be granted for more than 515,900 shares under this Plan and any shares represented by the Additional Amount may only be used for non-qualified stock options.

     5.     PURCHASE PRICE.

	  a. GENERAL. The purchase price per share of stock deliverable upon the exercise of an option shall be determined by the Board of Directors, provided, however, that in the case of an Incentive Stock Option, the exercise price shall not be less than 100% of the fair market value of such stock on the date of grant of such option, or less than 110% of such fair market value in the case of options described in paragraph (b) of Section 11. In the case of a non-qualified stock option, the exercise price shall not be less than 100% of the fair market value of such stock on the date of grant of such option. As used herein, "fair market value" on a given date shall mean the last sale (or closing) price per share on the principal securities exchange (or the Nasdaq National Market) if the Common Stock is so traded; or if not so traded, "fair market value" shall mean the average of closing "bid" and "ask" prices for one share of the Common Stock of the Company as quoted on NASDAQ or a successor quotation system, or on such other public market system as the Common Stock of the Company is then-listed, or in the event such quotations are not available, "fair market value" shall be determined in the good faith discretion of the Board of Directors.

	  b. PAYMENT OF PURCHASE PRICE. Options granted under the Plan may provide for the payment of the exercise price by delivery of (i) cash, (ii) a check to the order of the Company in an amount equal to the exercise price of such options, (iii) shares of Common Stock of the Company owned by the optionee for a period of at least six months having a fair market value equal in amount to the exercise price of the options being exercised, or (iv) by any combination of such methods of payment, as permitted by Section 408 of the California Corporations Code. The fair market value of any shares of the Company's Common Stock which may be delivered upon exercise of an option shall be determined in the manner specified above.

     6. OPTION PERIOD. Each option and all rights thereunder shall be expressed to expire on such date as the Board of Directors shall determine, but in no event after the expiration of ten years from the day on which the option is granted (subject to the special limitations set forth in paragraph (b) of Section 11), and shall be subject to earlier termination as provided in the Plan.

     7. EXERCISE OF OPTIONS. Each option may be exercisable, in part or in full, at any time and from time to time, and subject to such conditions and restrictions as determined by the Board of Directors and as set forth in the agreement evidencing such option during a ten year period following the date of grant thereof. The maturity of any option may be accelerated at the discretion of the Board of Directors. To the extent that an option to purchase shares is not exercised by an optionee when it becomes initially exercisable, it shall not expire but shall be carried forward and shall be exercisable, on a cumulative basis, until the expiration of the exercise period.

     8. GRANTS OF OPTIONS TO NON-EMPLOYEE DIRECTORS AND TERMS OF SUCH GRANTS. Options granted to directors of the Company who, at the time of such grant, are not employees of the Company or of any Parent Corporation or Subsidiary ("Non-Employee Directors") shall be granted only pursuant to the terms of this Section 8. Options granted to Non Employee Directors shall be nonqualified stock options. It is the intent of the Company to administer grants of options pursuant to this Section 8 so as to comply with the provisions established for a "formula plan" by Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor rule. Subject to execution by a Non-Employee Director of an appropriate Option Agreement, options shall be granted to Non-Employee Directors automatically and without further action of the Board, as follows:

	       i. On the day two business days after the release by the Company of its quarterly earnings for each of the first three fiscal quarters and on the day two days after the release by the Company of its annual earnings, each Non-Employee director shall receive an immediately exercisable option to purchase 5,000 shares of Common Stock with an exercise price equal to the fair market value of the Common Stock on the date of grant and with a term of five years from the date of grant.

	       ii.     Notwithstanding the foregoing, any
Non-Employee Director may elect not to receive an option granted pursuant to this Section 8 by delivering written notice of such election to the Board no later than six months prior to the date upon which such Option would otherwise be granted.

	       iii.     Notwithstanding any other provision
of the Plan to the contrary, no option shall be granted to any individual on a day when he or she is no longer serving as a Non-Employee Director of the Company.

     9. NONTRANSFERABILITY OF OPTIONS. No option granted under the Plan shall be assignable or transferable by the person to whom it is granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution. During the life of the recipient, the option shall be exercisable only by such person.

     10. EFFECT OF TERMINATION OF EMPLOYMENT. No option may be exercised unless, at the time of such exercise, the optionee is, and has been continuously since the date of grant of his or her option, employed by or (in the case of directors or consultants) providing service to one or more of the Company, a Parent Corporation or a Subsidiary, except that if and to the extent the option agreement so provides:

	  a. The option may be exercised within the period of three months after the date the optionee ceases to be an employee, or to provide service to of any of the foregoing entities (or within such lesser period as may be specified in the option agreement; provided, however, that the expiration of the option shall not be less than thirty days after the termination of employment or service of the optionee);

	  b. If the optionee dies while in the employ of the Company, a Parent Corporation or a Subsidiary or within three months after the optionee ceases to be such an employee, the option may be exercised by the person to whom it is transferred by will or the laws of descent and distribution within the period of one year after the date of death (or within such lesser period as may be specified in the option agreement or instrument, but in no event shall the period be less than six months after the date of death); and

	  c. If the optionee becomes disabled (within the meaning of Section 105(d)(4) of the Code) while in the employ of the Company, a Parent Corporation or a Subsidiary, the option may be exercised within the period of one year after the date the optionee ceases to be an employee of any of the foregoing entities because of such disability (or within such lesser period as may be specified in the option agreement or instrument but in no event shall the period be less than six months after the date the optionee ceases to be an employee because of such disability); provided, however, that in no event may any option be exercised after the expiration date of the option. For all purposes of the Plan and any option or purchase right granted hereunder, "employment" shall be defined in accordance with the provisions of Section 1.421-7(h) of the Income Tax Regulations (or any successor regulations).

     11. INCENTIVE STOCK OPTIONS. Options granted under the Plan which are intended to be Incentive Stock Options shall be specifically designated as Incentive Stock Options and shall be subject to the following additional terms and conditions:

	  a. DOLLAR LIMITATION. The aggregate fair market value (determined as of the respective date or dates of grant) of the Common Stock which may be made the subject of Incentive Stock Options granted under the Plan (and under any other stock option plans of the Company, and any Parent Corporation and Subsidiary) to any employee, which first become exercisable in any one calendar year shall not exceed the sum of $100,000 or such greater amount as may be permitted under subsequent amendments to the Code.

	  b. 10% SHAREHOLDER. If an employee to whom an Incentive Stock Option is to be granted under the Plan is at the time of the grant of such option the owner of stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any Parent Corporation or any Subsidiary, then the purchase price per share of the Common Stock subject to such Incentive Stock Option shall not be less than one hundred ten percent (110%) of the fair market value of one share of Common Stock of the Company at the time of grant and the Incentive Stock Option shall have a maximum term of five years.

     Except as modified by the preceding provisions of this
Section 11, all the provisions of the Plan shall be applicable to Incentive Stock Options granted hereunder.

     12. RIGHTS AS A SHAREHOLDER. The holder of an option shall have no rights as a shareholder with respect to any shares covered by the option until the date of issue of a stock certificate to him or her for such shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

     13. RECAPITALIZATION. In the event that the outstanding shares of Common Stock of the Company are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any recapitalization, reclassification, stock split, stock dividend, combination or subdivision, appropriate adjustment shall be made in the number and kind of shares available under the Plan and under any options granted under the Plan. Such adjustment to outstanding options shall be made without change in the total price applicable to the unexercised portion of such options, and a corresponding adjustment in the applicable option price per share shall be made. No such adjustment shall be made which would, within the meaning of any applicable provisions of the Code, constitute a modification, extension or renewal of any option or a grant of additional benefits to the holder of an option.

     14. REORGANIZATION. In case the Company is merged or consolidated with another corporation and the Company is not the surviving corporation, or in case the acquiring corporation is not assuming the obligations of the Company with respect to its outstanding options, or in the case all or substantially all of the assets or more than fifty percent (50%) of the outstanding voting stock of the Company is acquired by another corporation, or in the case of a reorganization or liquidation of the Company, the Board of Directors of the Company, or the board of directors of any corporation assuming the obligations of the Company, shall, as to outstanding options, either (i) make appropriate provision for the protection of any such outstanding options by the substitution on an equitable basis of appropriate stock of the Company, or of the merged, consolidated or otherwise reorganized corporation which will be issuable in respect to the shares of Common Stock of the Company, provided that no additional benefits shall be conferred upon optionees or offerees as a result of such substitution, and the excess of the aggregate fair market value of the shares subject to the options immediately after such substitution over the purchase price thereof is not more than the excess of the aggregate fair market value of the shares subject to such options immediately before such substitution over the purchase price thereof, or (ii) upon written notice to the optionees or offerees, provide that all unexercised options must be exercised within a specified number of days (which shall not be less than thirty) of the date of such notice or they will be terminated. In any such case, the Board of Directors may, in its discretion, accelerate the exercise dates of outstanding options, and any options which are not assumed or substituted for by the acquiring corporation shall be immediately exercisable upon the date of the notice provided for in clause (ii) of the preceding sentence.

     15. NO SPECIAL EMPLOYMENT RIGHTS. Nothing contained in the Plan or in any option granted under the Plan shall confer upon any option holder any right with respect to the continuation of his or her employment by the Company (or any Parent Corporation or Subsidiary) or interfere in any way with the right of the Company (or any Parent Corporation or Subsidiary), subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the option holder from the rate in existence at the time of the grant of an option. Whether an authorized leave of absence, or absence in military or government service, shall constitute termination of employment shall be determined by the Board of Directors at the time.

     16. OTHER EMPLOYEE BENEFITS. The amount of any compensation deemed to be received by an employee as a result of the exercise of an option, or the sale of shares received upon such exercise will not constitute "earnings" with respect to which any other employee benefits of such employee are determined, including without limitation benefits under any pension, profit sharing, life insurance or salary continuation plan.

     17.     DEFINITION OF SUBSIDIARY AND PARENT
CORPORATION.

	  a. SUBSIDIARY. The term "Subsidiary" as used in the Plan shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

	  b.     PARENT CORPORATION.  The term "Parent
Corporation" as used in the Plan shall mean any corporation
(other than the Company) in an unbroken chain of corporations ending with the Company if each of the corporations other than the Company owns stock possessing
50% or more of the combined voting power of all classes of stock in one of the other corporations in such chain.

     18. AMENDMENT OF THE PLAN. The Board of Directors may at any time and from time to time modify, amend or terminate the Plan in any respect, except that the Board of Directors may not modify or amend the Plan without the approval of the shareholders of the Company, if such approval would be required to comply with Rule 16b-3 promulgated under the Securities Exchange Act of 1934, the Internal Revenue Code, or any other applicable law or regulation. Additionally, the Board may in its discretion determine, with respect to any other amendments of the Plan, that such amendments shall only become effective upon approval by the shareholders of the Company, if the Board determines that such shareholder approval may be advisable (such as for the purpose of obtaining or retaining any statutory or regulatory benefits under securities or tax or other laws, or of satisfying any applicable stock listing requirements). The termination or any modification or amendment of the Plan shall not, without the consent of an optionee, affect his or her rights under an option previously granted to him or her. With the consent of the optionee affected, the Board of Directors may amend outstanding option agreements in a manner not inconsistent with the Plan. The Board of Directors shall have the right to amend or modify the terms and provisions of the Plan and of any outstanding Incentive Stock Options granted under the Plan to the extent necessary to qualify any or all such options for such favorable federal income tax treatment (including deferral of taxation upon exercise) as may be afforded incentive stock options under Section 422A of the Code.

     19. WITHHOLDING. The Company's obligation to deliver shares upon the exercise of any option granted under the Plan shall be subject to the option holder's satisfaction of all applicable federal, state and local income and employment tax withholding requirements.

     20.     EFFECTIVE DATE AND DURATION OF THE PLAN.

	  a. Effective Date. The Plan shall become effective when adopted by the Board of Directors, but no Incentive Stock Option granted under the Plan shall become exercisable unless and until the Plan shall have been approved by the Company's shareholders. If such shareholder approval is not obtained within twelve months after the date of the Board's adoption of the Plan, any Incentive Stock Options previously granted under the Plan shall terminate and no further Incentive Stock Options shall be granted. Subject to this limitation, options may be granted under the Plan at any time after the effective date and before the date fixed for termination of the Plan.

	  b. TERMINATION. Unless sooner terminated in accordance with Section 13, the Plan shall terminate upon the earlier of (i) the close of business on the day next preceding the tenth anniversary of the date of its adoption by the Board of Directors, or (ii) the date on which all shares available for issuance under the Plan shall have been issued pursuant to the exercise or cancellation of options granted under the Plan. If the date of termination is determined under (i) above, then options outstanding on such date shall continue to have force and effect in accordance with the provisions of the instruments evidencing such options.



APPROVED BY THE BOARD OF DIRECTORS:  July 20, 1995

APPROVED BY THE SHAREHOLDERS:  October 19, 1995